EXHIBIT 99.1

NewMarket Corporation Reports Fourth Quarter and Full Year 2016 Results

•	Fourth Quarter EPS of $3.86 Per Share; Full Year EPS of $20.54 Per Share, Up 5.6%

•	Petroleum Additives Fourth Quarter Operating Profit of $75.6 Million; Full Year Operating Profit of $384.9 Million, Up 2.7%

•	Petroleum Additives Full Year Shipments Up 1.1%

•	Ongoing Investments to Fuel Long-Term Growth

Richmond, VA, January 31, 2017 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the fourth quarter and full year 2016.
Net income for the fourth quarter of 2016 was $45.7 million, or $3.86 per share, compared to net income of $53.9 million, or $4.50 per share, for the fourth quarter of 2015. Net income for 2016 was $243.4 million, or $20.54 per share, compared to net income of $238.6 million, or $19.45 per share, for 2015.
Sales for the petroleum additives segment for the fourth quarter of 2016 were $500.0 million, up 4.9% versus the same period last year, due to higher shipments and product mix, partially offset by changes in selling prices. Petroleum additives operating profit for the fourth quarter of 2016 was $75.6 million, about even with fourth quarter operating profit last year of $75.3 million.
For the year, petroleum additives sales were $2.0 billion compared to sales in 2015 of $2.1 billion, a decrease of 4.3%. This decrease was primarily due to changes in selling prices and foreign currency exchange, partially offset by higher shipments and product mix. Operating profit for petroleum additives for 2016 increased 2.7% to $384.9 million, compared to $374.9 million for 2015. The increase was mainly due to higher sales volume, product mix, and lower raw material and conversion costs, partially offset by changes in selling prices and foreign currency exchange.
Petroleum additives shipments for the fourth quarter of 2016 were up from the same period last year. This increase was primarily due to increases in lubricant additives shipments in Europe and Asia Pacific and fuel additives shipments in North America and Latin America. For the year, shipments increased 1.1% versus 2015, primarily due to increases in fuel additives shipments in North America and Asia Pacific that were partially offset by a decrease in Europe. Lubricant additives shipments also increased between the years mainly due to increases in Asia Pacific and Europe which were largely offset by lower shipments in North America and Latin America.
The effective income tax rate for the fourth quarter of 2016 was 28.6%, up from the rate of 20.3% in the same period last year. The effective rate for 2016 was 29.1%, down slightly from the rate in 2015 of 29.6%. The rate in the fourth quarter of 2015 was lower primarily due to decreases in tax rates for certain of our foreign subsidiaries and an increase in tax benefits associated with our research and development activities in the U.S. and Europe. The research and development tax credit in the U.S. was passed during the fourth quarter of 2015, retroactive to the beginning of the year.
Our business continues to generate strong cash flows. During the year, we paid dividends of $75.8 million, funded capital expenditures of $142.9 million, and repurchased 98,867 shares of our common stock for a total of $35.8 million, or an average cost per share of $362.25. In January 2017, we issued $250 million of fixed rate long-term debt in a private placement transaction. The proceeds were used to repay amounts outstanding under our revolving credit facility, with the remainder available for financing working capital needs and general corporate purposes.
We are continuing to use our capital to achieve our long-term growth plans. In December 2016, we announced our intent to acquire Aditivos Mexicanos, S.A. de C.V. (“AMSA”). AMSA is a petroleum additives manufacturing, sales and distribution company based in Mexico City, Mexico. We expect to close the transaction in the first half of 2017, pending a regulatory review in Mexico. In addition, construction continues on phase two of our manufacturing facility in Singapore which is expected to be completed in the second half of 2017, and we are continuing to invest in research and development in order to meet our customers’ ever-changing business needs.

Our investments in 2016 together with our plans for 2017 reinforce our view that we are making decisions to promote the greatest long-term value for our shareholders and customers, and we remain focused on our long-term objectives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders. As we look forward to 2017 and beyond, we believe the fundamentals of the industry as a whole remain unchanged, with the petroleum additives market growing at 1% to 2% annually for the foreseeable future. We continue to believe that we will exceed that growth rate.

Sincerely,
Thomas E. Gottwald

The Company has included the non-GAAP financial measure EBITDA in this earnings release. A schedule following the financial statements included in this earnings release is provided reflecting the calculation of EBITDA, defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation and amortization. The Company believes that even though this item is not required by or presented in accordance with United States generally accepted accounting principles (GAAP), this additional measure enhances understanding of the Company’s performance and period to period comparability. The Company believes that this item should not be considered an alternative to net income determined under GAAP.
As a reminder, a conference call and Internet webcast is scheduled for 10:00 a.m. EST on Wednesday, February 1, 2017 to review fourth quarter and year-end 2016 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until February 8, 2017 at 11:59 p.m. EST by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay ID number is 10200. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A webcast replay will be available for 30 days.
NewMarket Corporation, through its subsidiaries Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated additive packages to market-general additives, the NewMarket family of companies provides the world with the technology to make engines run smoother, machines last longer, and fuels burn cleaner.
Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at manufacturing facilities, including single-sourced facilities; the ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; failure to attract and retain a highly-qualified workforce; hazards common to chemical businesses; competition from other manufacturers; sudden or sharp raw material price increases; the gain or loss of significant customers; the occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; risks related to operating outside of the United States (including the additional risks and uncertainties introduced by the recent referendum on the United Kingdom’s membership in the European Union); the impact of fluctuations in foreign exchange rates; an information technology system failure; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; our inability to consummate a proposed acquisition transaction due to a lack of regulatory approval or the failure of one or more parties to satisfy conditions to closing; our inability to realize expected benefits from investment in our infrastructure or future acquisitions or our inability to successfully integrate future acquisitions into our business; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2015 Annual Report on Form 10-K, which is available to shareholders upon request.
You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the Company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Brian D. Paliotti
Investor Relations
Phone:	804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenue:
Petroleum additives	$499,985	$476,683	$2,034,645	$2,124,995
All other (a)	1,642	2,939	14,806	15,835
Total	$501,627	$479,622	$2,049,451	$2,140,830
Segment operating profit:
Petroleum additives	$75,601	$75,342	$384,906	$374,934
All other (a)	(1,434)	850	530	4,372
Segment operating profit	74,167	76,192	385,436	379,306
Corporate unallocated expense	(5,387)	(6,028)	(21,783)	(22,779)
Interest and financing expenses	(4,323)	(3,716)	(16,785)	(14,652)
Other income (expense), net	(483)	1,164	(3,660)	(2,904)
Income before income tax expense	$63,974	$67,612	$343,208	$338,971
Net income	$45,672	$53,914	$243,441	$238,603
Earnings per share - basic and diluted	$3.86	$4.50	$20.54	$19.45

Notes to Segment Results and Other Financial Information
(a) "All other" includes the results of our tetraethyl lead (TEL) business, as well as certain contracted manufacturing and services associated with Ethyl Corporation.

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net sales	$501,627	$479,622	$2,049,451	$2,140,830
Cost of goods sold	352,217	326,317	1,368,690	1,461,774
Gross profit	149,410	153,305	680,761	679,056
Selling, general, and administrative expenses	40,936	43,320	161,112	164,082
Research, development, and testing expenses	40,308	39,602	156,959	158,254
Operating profit	68,166	70,383	362,690	356,720
Interest and financing expenses, net	4,323	3,716	16,785	14,652
Other income (expense), net	131	945	(2,697)	(3,097)
Income before income tax expense	63,974	67,612	343,208	338,971
Income tax expense	18,302	13,698	99,767	100,368
Net income	$45,672	$53,914	$243,441	$238,603
Earnings per share - basic and diluted	$3.86	$4.50	$20.54	$19.45
Cash dividends declared per share	$1.60	$1.60	$6.40	$5.80

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands except share amounts, unaudited)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$192,154	$93,424
Trade and other accounts receivable, less allowance for doubtful accounts ($710 - 2016; $487 - 2015)	306,916	287,967
Inventories	311,512	351,631
Prepaid expenses and other current assets	26,301	35,370
Total current assets	836,883	768,392
Property, plant, and equipment, at cost	1,264,957	1,128,989
Less accumulated depreciation and amortization	761,212	726,543
Net property, plant, and equipment	503,745	402,446
Prepaid pension cost	25,800	20,430
Deferred income taxes	29,063	44,729
Intangibles (net of amortization) and goodwill	10,436	10,907
Deferred charges and other assets	10,509	39,345
Total assets	$1,416,436	$1,286,249
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$141,869	$128,745
Accrued expenses	104,082	99,511
Dividends payable	17,478	17,594
Income taxes payable	17,573	12,773
Other current liabilities	13,588	5,057
Total current liabilities	294,590	263,680
Long-term debt	507,275	490,920
Other noncurrent liabilities	131,320	144,085
Total liabilities	933,185	898,685
Shareholders' equity:
Common stock and paid-in capital (without par value); issued and outstanding shares - 11,845,972 in 2016 and 11,948,446 in 2015	1,603	0
Accumulated other comprehensive loss	(182,510)	(144,526)
Retained earnings	664,158	532,090
Total shareholders' equity	483,251	387,564
Total liabilities and shareholders' equity	$1,416,436	$1,286,249

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Twelve Months Ended December 31,
	2016	2015
Net income	$243,441	$238,603
Depreciation and amortization	44,893	42,265
Cash pension and postretirement contributions	(25,898)	(26,813)
Noncash pension and postretirement expense	12,829	22,037
Working capital changes	22,815	(23,262)
Deferred income tax expense	19,185	150
Capital expenditures	(142,874)	(126,499)
Net borrowings under revolving credit facility	11,000	131,000
Repurchases of common stock	(35,815)	(194,924)
Dividends paid	(75,829)	(70,763)
All other	24,983	(1,373)
Increase (decrease) in cash and cash equivalents	$98,730	$(9,579)

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

	Fourth Quarter Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net Income	$45,672	$53,914	$243,441	$238,603
Add:
Interest and financing expenses, net	4,323	3,716	16,785	14,652
Income tax expense	18,302	13,698	99,767	100,368
Depreciation and amortization	11,884	10,615	43,808	41,178
EBITDA	$80,181	$81,943	$403,801	$394,801